Exhibit 99.1

COMPANY CONTACT

Sean Mahoney

(240) 744-1150

FOR IMMEDIATE RELEASE

DIAMONDROCK PAYS OFF $48 MILLION HOTEL LOAN

BETHESDA, Maryland, Monday, May 16, 2016 — DiamondRock Hospitality Company (the “Company”) (NYSE: DRH) announced today that it paid off the mortgage loan secured by the Courtyard Manhattan Fifth Avenue (the “Loan”) with proceeds from its previously announced $100 million senior unsecured term loan. The Loan had an outstanding principal balance of $48.1 million and a fixed interest rate of 6.48%. The Loan payoff is expected to save the Company approximately $2.0 million in annual interest expense and lower the Company’s weighted average interest rate to 3.8%.

“We are pleased to complete this final step in our multi-year financing plan to address near-term maturities and lower our borrowing costs. The successful completion of this plan is expected to save the Company approximately $14.0 million in annual interest expense as compared to the twelve month period ending December 31, 2014” stated Sean Mahoney, Executive Vice President, Chief Financial Officer and Treasurer of the Company.

The completion of the plan also resulted in greater financial flexibility with 19 of the Company’s 29 hotels unencumbered by property-specific mortgage debt. Following these transactions, the Company has $280 million available on its unsecured credit facility. Additionally, the Company has two pending, previously announced dispositions that, if completed, will further bolster the Company’s balance sheet.

About the Company

DiamondRock Hospitality Company is a self-advised real estate investment trust (REIT) that is an owner of a leading portfolio of geographically diversified hotels concentrated in top gateway markets and destination resort locations.  The Company owns 29 premium quality hotels with approximately 10,900 rooms. The Company has strategically positioned its hotels to generally be operated under leading global brands such as Hilton, Marriott, and Westin, as well as boutique brands in the lifestyle segment. For further information on the Company and its portfolio, please visit DiamondRock Hospitality Company’s website at www.drhc.com.

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “believe,” “expect,” “intend,” “project,” “forecast,” “plan” and other similar terms and phrases, including references to assumptions and forecasts of future results.  Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made.  These risks include, but are not limited to: national and local economic and business conditions, including the potential for additional terrorist attacks, that will affect occupancy rates at the Company’s hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of the Company’s indebtedness; relationships with property managers; the ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations which influence or determine wages, prices, construction procedures and costs; and other risk factors contained in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of the date of this release, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.